Exhibit 4
Following is a schedule of sales of the Issuer’s Class A Common Stock by the Reporting Persons during the past 60 days. All of these sales were open market transactions on the NASDAQ Global Market.

Date of Sale	Number of Shares Sold	Share Price
11/18/2010	25714	$2.620
11/19/2010	3300	$2.600
11/22/2010	3610	$2.570
11/23/2010	8485	$2.530
11/24/2010	3000	$2.570
11/26/2010	3300	$2.530
11/29/2010	21,000	$2.610
12/7/2010	400	$2.600
12/10/2010	2,100	$2.600
12/13/2010	4,200	$2.600
12/14/2010	136	$2.600
12/20/2010	4,274	$2.510
12/21/2010	1,665	$2.510
12/22/2010	3,700	$2.500
12/28/2010	3,800	$2.500
12/29/2010	6,200	$2.500
12/30/2010	2,050	$2.507
12/31/2010	3,600	$2.510
1/3/2011	4,300	$2.520
1/4/2011	500	$2.500
1/5/2011	500	$2.500
1/6/2011	14,900	$2.532
1/7/2011	10,900	$2.610
1/10/2011	13,253	$2.770
1/11/2011	9,754	$2.780
1/12/2011	6,944	$2.770
1/13/2011	3,500	$2.780
1/14/2011	3,400	$2.640
1/18/2011	7,986	$2.710